UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2010

Nexstar Broadcasting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, including Area Code)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

Nexstar Broadcasting Group, Inc. (the “Company”) announced today that its wholly owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), entered into a purchase agreement on April 8, 2010 with respect to the sale by Nexstar Broadcasting and Mission Broadcasting, Inc. (“Mission”), as co-issuers, of $325.0 million aggregate principal amount of 8.875% senior secured second lien notes due 2017 at an issue price of 99.364% (the “Notes”).

The Notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The notes will be secured on a second priority basis, subject to certain exceptions and certain permitted liens, by Nexstar Broadcasting’s, Mission’s and the guarantors’ assets that secure each of Nexstar Broadcasting and Mission’s senior secured credit facilities on a first priority basis. The Company and all of Nexstar Broadcasting and Mission’s future domestic restricted subsidiaries will guarantee the notes on a senior secured basis.

The purchase agreement contains customary representations, warranties and agreements by Nexstar Broadcasting and Mission. In addition, Nexstar Broadcasting and Mission have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, Nexstar Broadcasting and Mission have agreed with the initial purchasers not to offer or sell any debt securities issued or guaranteed by Nexstar Broadcasting and Mission for a period of 90 days after the date of the purchase agreement without the prior written consent of the representative of the initial purchasers. Subject to customary closing conditions, the sale of the Notes is expected to close on or about April 19, 2010.

Nexstar Broadcasting and Mission intend to use the net proceeds of the offering, together with borrowings under each of Nexstar Broadcasting’s and Mission’s amended senior secured credit facilities and cash on hand, to repurchase Nexstar Broadcasting’s outstanding 13% senior subordinated payment-in-kind notes due 2014, to refinance each of Nexstar Broadcasting’s and Mission’s existing senior secured credit facilities, pay related fees and expenses and for general corporate purposes.

The initial offering of the Notes and the related guarantees will not be registered under the Securities Act and the Notes and the Guarantees may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the purchase agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On April 12, 2010, the Company issued a press release announcing pricing of the Notes, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, by and among Nexstar Broadcasting, Inc, Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc. and Banc of America Securities LLC, UBS Securities LLC, Deutsche Bank Securities Inc., and RBC Capital Markets Corporation, each for itself and acting on behalf of the several initial purchasers, dated April 8, 2010

99.1	Press Release dated April 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Dated: April 12, 2010
	By:	/S/ THOMAS E. CARTER
	Name:	Thomas E. Carter
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, by and among Nexstar Broadcasting, Inc, Nexstar Broadcasting Group, Inc., Mission Broadcasting, Inc. and Banc of America Securities LLC, UBS Securities LLC, Deutsche Bank Securities Inc., and RBC Capital Markets Corporation, each for itself and acting on behalf of the several initial purchasers, dated April 8, 2010

99.1	Press Release dated April 12, 2010